Portolan Capital Management, LLC Code of Ethics

I.

BACKGROUND; GENERAL STANDARDS OF CONDUCT

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) requires registered investment advisers to adopt codes of ethics. Portolan requires all of its managers and officers (or other persons occupying a similar status or performing similar functions), and all of its Supervised Persons and Access Persons (collectively, “Covered Persons”) to act in an ethical manner regardless of their role or seniority in the organization. As a fiduciary, Portolan has a duty to act solely in the best interests of Clients and conflicts of interest must be resolved in the favor of Clients. In furtherance of its ethical obligations, Portolan has established and will maintain this Code of Ethics including the enforcement provisions set forth herein.

All Covered Persons are obligated to comply with this Code of Ethics as an essential part of their working relationship with Portolan. A failure to fulfill that obligation may result in termination of employment and other sanctions. As a part of fulfilling that obligation, all Covered Persons are required to comply with the Advisers Act and other applicable Securities Laws, including Rule 17j-1 under the Investment Company Act, which prohibit trading while in possession of material non-public information, among other things.

By way of example, Portolan expects each Covered Person to adhere to the following general principals of business conduct:

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Avoid activities that could interfere or appear to interfere with obligations Portolan owes its Clients;

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Maintain independence in the investment decision-making process; and

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Never engage in any act, practice or course of business that could be considered fraudulent, deceptive or manipulative, including with respect to any current or prospective Client or Fund investor.

If you have any doubt as to the propriety of any activity, you should consult with the Compliance Team.

The Code of Ethics consists of a number of the key policies and procedures adopted by Portolan that relate to the principles of business conduct expected of all Covered Persons. All capitalized terms not defined in the text of the substantive policies and procedures included in this Code of Ethics are defined below in the section of this Code of Ethics labeled “Definitions.”

The sections of this Code of Ethics are as follows:

I. Background; General Standards of Conduct  Page  1

II. Personal Securities Transactions Policy Page 3

III. Insider Trading Policy Page 10

IV. Confidentiality of Client Information Page 14

V. Gifts and Entertainment Policy Page 14

VI. Political Contributions Policy Page 17

VII. Outside Business Activities Page 20

VIII. Charitable Contributions Page 21

IX. Whistle Blower Program Page 22

X. Training Page 26

XI. Violations and Enforcement Page 26

XII. Acknowledgement Page 27

XIII. Definitions Page 28

Portolan will provide this Code of Ethics to an individual upon such individual becoming a Covered Person. Portolan will also distribute this Code of Ethics to all Covered Persons on an annual basis and will promptly distribute any change to the Code of Ethics to such Persons. Upon receiving this Code of Ethics (including any amendments), each Covered Person will acknowledge such receipt through execution of an acknowledgement of receipt in accordance with instructions provided by the Compliance Team.

In reliance on interpretive guidance of the SEC staff1, this Code of Ethics does not apply to Non- Advisory Personnel of Portolan. “Non-Advisory Personnel” include officers, employees or Covered Persons of Portolan who are not involved, either directly or indirectly in Portolan’s investment advisory activities. Contractors and consultants may, in certain circumstances, be deemed to be Covered Persons.

This Code of Ethics is not intended to create, nor does it create, any contractual rights of any Covered Person related to employment or any rights of third parties. Covered Persons generally have other legal and contractual obligations to Portolan. This Code of Ethics is not intended to reduce or limit the other obligations that a Covered Person may have to Portolan.

This Code of Ethics was last updated as of May 2018.

1  Prudential Insurance Company of America (pub. Avail. March 1, 2005) (providing relief from compliance with Rule 204A-1 with respect to non-advisory personnel).

II. PERSONAL SECURITIES TRANSACTIONS POLICY BACKGROUND

Portolan recognizes the importance Covered Persons place on the ability to manage their and their dependents’ financial resources through long-term investment strategies. Due to the nature of its business, Portolan has implemented standards and limitations to ensure that it meets its duties as a fiduciary to Clients, and to address and mitigate any conflicts of interest that exist by virtue of Covered Persons’ and their Related Persons’2 personal securities transactions. Every Covered Person has a duty to prioritize Client accounts over his/her own or family’s Covered Accounts and should be aware that his or her ability to engage in securities transactions may be restricted by this Personal Securities Transactions Policy and this Code of Ethics.

COVERED ACCOUNTS, SECURITIES HOLDINGS AND TRANSACTIONS REPORTS

This Personal Securities Transactions Policy generally governs securities trading and investment transactions effected by a Covered Person or Related Person in a Covered Account. A Covered Account includes direct holdings of securities by a Covered Person or Related Person and any securities or brokerage account in which a Covered Person or Related Person has any direct or indirect investment control over the account or beneficial ownership of the account. For this purpose, “beneficial ownership” generally means having or sharing a direct or indirect opportunity to profit or share in any profit derived from a securities account, through any contract, arrangement, understanding, or relationship, or otherwise. Examples of covered accounts include personal brokerage accounts, brokerage accounts of a corporation where the Covered Person is a controlling shareholder or participates in investment decisions for the entity, or a trust for which a Covered Person is a trustee or can participate in making investment decisions for the trust. A Covered Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Covered Person’s household.

Initial Holdings Report

New Covered Persons must report all of their Covered Securities (see page 4) and Covered Accounts not later than 10 calendar days after becoming a Covered Person (the “Initial Report”). The Initial Report must contain information that is current as of a date not more than 45 calendar days prior to the date the person becomes a Covered Person.

Quarterly Holdings Report

Each Covered Person must report all holdings in Covered Securities in Covered Accounts to the Compliance Team within 30 calendar days of the end of each calendar quarter.

Holdings in Covered Securities must be accurate as of the prior quarter-end for quarterly reports. To fulfill this reporting requirement, each Covered Person may provide Portolan with his or her holdings

2 Related Person means: (i) such Covered Person’s immediate family who are living in such Covered Person’s household (or who are financially dependent upon such Supervised Person); (ii) any trust, partnership or other entity over which such Covered Person has direct or indirect control; (iii) corporations in which such Covered Person is a 10% or greater stockholder; and (iv) partnerships (and similar entities) of which such Covered Person is a partner/member (unless such Covered Person has no direct or indirect control over the partnership/entity).

in Covered Securities electronically through the Compliance System (ComplySci, formerly Compliance Science) for those accounts at brokerage platforms that support electronic feeds into ComplySci. If the compliance system does not support electronic feeds from a brokerage platform, the Covered Person must request that the broker send duplicate account statements to the CCO. For holdings in Covered Securities not held in a brokerage account, the Covered Person must manually enter the holding into the ComplySci (unless the Compliance Team has designated an alternative reporting method).

Quarterly Accounts Report

Each Covered Person must disclose all current Covered Accounts and any new Covered Accounts that were opened during the quarter to the Compliance Team within 30 calendar days after the end of each calendar quarter. To fulfill this reporting requirement, each Covered Person must provide Portolan with a list of his or her Covered Accounts electronically through ComplySci (unless the Compliance Team has designated an alternative reporting method).

Quarterly Transactions Report

Each Covered Person must report all transactions in Covered Securities during the quarter within 30 calendar days of the end of each calendar quarter.

To fulfill this reporting requirement, each Covered Person may provide Portolan with his or her transactions electronically through ComplySci for those accounts at brokerage platforms that support electronic feeds into ComplySci. If the compliance system does not support electronic feeds from a Covered Person’s account, the Covered Person must manually enter the transactions in ComplySci, or may provide Compliance with a written report (unless the Compliance Team has designated an alternative reporting method).

The Transaction Report must contain the following information about the transaction(s): trade date; transaction type (e.g., buy or sell); ticker or symbol; security name; share quantity; price; and the Covered Account in which the transaction took place.

Covered Securities

A Covered Security encompasses most types of securities, including, but not limited to:

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Stocks (both public and private companies)

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Other ownership units in a private company or partnership

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Corporate and Municipal Bonds

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Futures on Covered Securities

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Options on Covered Securities

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Open-end mutual funds (including funds for which Portolan acts as the sub-adviser or principal underwriter for the fund (e.g., Small-Mid Cap Fund and Small-Mid Cap Multi- Manager Fund))

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Exchange-Traded Funds (ETFs)

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Closed-End Funds

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Commodities

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Cryptocurrency (a digital or virtual currency that uses encryption techniques to secure transactions, e.g., Bitcoin, Ethereum)

The following security types are excluded from the definition of Covered Security:

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Money market funds

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United States Treasury securities

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Obligations of the U.S. government agencies with remaining maturities of one year or less

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Money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments)

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Currencies (with the exception of cryptocurrencies)

PRE-APPROVAL OF TRADING (“PRECLEARANCE”)

No transactions in Covered Securities may be effected in any Covered Account by a Covered Person (with the exception of certain transactions in an Exempted Account, as outlined in “Exempted Accounts” below) without the prior approval of the Compliance Team.

By requesting preclearance, a Covered Person is attesting that:

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He or she has no material nonpublic information or other knowledge pertaining to the proposed transaction that may constitute a violation of this Code of Ethics, applicable confidentiality agreements or Securities Laws;

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He or she intends on holding the security position for not less than 30 days;

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to the best of his/her knowledge, believes that either (i) Portolan has no foreseeable interest in investing in the security for Clients or (ii) the proposed transaction is of a type and size that it cannot be expected to have any impact on the investment performance of any Client; and

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If the transaction involves a “Limited Offering” or “IPO,” that the investment opportunity did not arise by virtue of any activities on behalf of a Client.

Exceptions

Transactions in certain Covered Securities do not require preclearance. These include:

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Shares of mutual funds (including those sub-advised by Portolan)

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ETFs

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Securities being transferred as a gift or donation

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Automatic dividend reinvestments

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Transactions in an Exempted Account

Pre-clearance Process

Covered Persons must obtain preclearance approval before transacting in a Covered Security.

Pre-clearance requests must be submitted via ComplySci, unless otherwise agreed upon by the Compliance Team, or if a Covered Person does not have access to ComplySci (e.g., traveling), preclearance may be requested by phone or e-mail.

When requesting pre-clearance, the Covered Person must provide the full details of the proposed transaction, including transaction type (e.g., buy, sell short), share quantity, and security description or ticker. In certain cases, the Compliance Team may also require a Covered Person to provide additional information before determining the response to a particular pre-clearance request.

As soon as practicable after receiving the information necessary or advisable to render a decision, the Compliance Team will approve or deny the pre-clearance request. In most cases, the approval or denial will be communicated through ComplySci. With the exception of Limited Offerings or IPOs, pre-clearance is only effective during the market hours of the day the pre-clearance request occurred and was approved, unless otherwise noted by the Compliance Team (or, in the case of securities trading on markets that are closed at the time the permission is provided, on the next business day that such market is open for business). If the applicable Covered Person wishes to effect the proposed transaction on any other day or increase the share quantity of the proposed trade, the Covered Person must again request pre-clearance from the Compliance Team in accordance with the preceding procedures.

The Compliance Team monitors Covered Persons’ personal trading to ensure that each Covered Person complies with the requirements of this Personal Securities Transactions Policy and this Code of Ethics.

EXEMPTED ACCOUNTS

Personal securities transactions in a Covered Person’s discretionary managed account (“Exempted Account”) is exempt from pre-clearance and reporting requirements and certain other conditions as described in this Policy. In order for a discretionary managed account to qualify as an Exempted Account under this Code of Ethics, a Covered Person must first obtain from his or her financial intermediary that manages the account, a letter or similar documentation that describes the nature of the account and confirms that the investment manager has discretionary trading authority over the account. The third party investment manager must exercise all trading discretion over the account without the Covered Person’s ability to directly or indirectly influence or control any activity, trading or investing in the account. This letter or documentation must be provided to, and approved by, the Compliance Team. Covered Persons must also provide any other information and representations requested by the Compliance Team in order to qualify a Covered Account as an Exempted Account. An annual certification through the ComplySci that there have been no changes to the status of the account is required to maintain the account’s status as an Exempted Account, and the applicable Covered Person will notify the Compliance Team (through ComplySci) of any changes to the status of this account, and of the addition of other Exempted Accounts, at the time of each such change/addition.

LIMITED OFFERINGS AND IPOs

No Covered Person may acquire or sell any beneficial ownership of any security issued in any Limited Offering or IPO without the prior approval of the Compliance Team (even where such beneficial ownership will be obtained through an Exempted Account). Covered Persons should note the following:

Any Covered Person that wishes to use an Exempted Account generally must either arrange by contract to have the intermediary that manages the account seek the Compliance Team’s pre- approval before effecting any transaction in an IPO or Limited Offering in the Exempted Account or must instruct the intermediary categorically to not effect any transactions in IPOs or Limited Offerings in the Exempted Account.

Since the offering of interests in Funds (excluding registered investment companies) will be exempt from registration under the Securities Act, the offering of such interests would be considered a Limited Offering for purposes of this Code of Ethics. Therefore, Covered Persons will be required to obtain the specific consent of the Compliance Team prior to acquiring any interest in any Fund (excluding registered investment companies).

RESTRICTED SECURITIES

Covered Persons are prohibited from trading in the securities of any company or issuer that Portolan has restricted (a “Restricted Security”). Typically, a Covered Person who has a position in a Restricted Security prior to that security being deemed restricted is not required to dispose of a security upon it becoming restricted. Any Covered Person having questions about Restricted Securities or the process for determining Restricted Securities should contact the Compliance Team.

As discussed below, a Covered Person’s Exempted Account may transact in a Restricted Security. In addition to that general exception, a Covered Person may seek authorization from the Compliance Team in accordance with the following exceptions to the Restricted Securities policy.

Upon receiving a denial with respect to a particular transaction, a Covered Person may request, and the Compliance Team in its sole discretion may grant or deny, for any reason, permission to transact in a Restricted Security. In order to obtain such permission, the Covered Person is required to demonstrate in a written request submitted to the Compliance Team, that the Covered Person’s acquisition or trading in the Restricted Security(ies) does not and will not result in a conflict of interest with, or otherwise be to the detriment of, Portolan or any Client. In considering a request for such permission, the Compliance Team will generally consider the totality of the circumstances, taking into particular account the impact that the requested transaction(s) would or could have on any Client.  It is expected that such permission will be granted in very limited circumstances.

HOLDING PERIODS

No Covered Person may sell, or otherwise dispose of, any Covered Security in a Covered Account within thirty (30) calendar days of the date that such Covered Security, or its equivalent, was acquired. For example, if Covered Person A purchases ninety-nine (99) shares of Coca-Cola Co. stock on September 1, and then purchases one (1) additional share of Coca-Cola Co. stock on

September 30, then Covered Person A may not sell any of his/her shares of Coca-Cola Co. stock until October 30.

Notwithstanding the foregoing, the Compliance Team, in its sole discretion, may grant exemptions to such thirty (30) calendar day holding period. The Compliance Team may, but shall not be obligated to, grant such exemptions for any reason including, but not limited to: (i) the purchase and sale of interests in registered investment companies (“mutual funds”), certain options, and exchange traded funds; (ii) sales of securities to minimize losses; and (iii) with respect to purchases and sales of securities by members of such Covered Persons’ Related Persons, who do not have access to research performed by Portolan, and where such securities are not held in accounts managed by Portolan.

The holding period requirement does not apply to transactions in an Exempted Account.

BLACKOUT PERIODS

Pre-approval of a personal securities transaction will not be granted (a) if the security is a security that has been purchased or sold by Portolan on behalf of any Fund or Client within the previous three

(3)

business days (a “Recently Traded Security”); (b) while Portolan is actively considering acquiring or selling such security on behalf any Fund or Client (an “Actively Considered Security”); (c) within three business days (excluding NYSE holidays) of any (i) management call with research team member, (ii) attendance at a conference or meeting where the issuer of the relevant security is in attendance, (iii) earnings release and associated teleconference of the issuer of the relevant security; or (d) within three business days (excluding NYSE holidays) of any Covered Person discussing the relevant security with the Portfolio Manager or authoring a research note on the relevant security, regardless of whether such research note is issued with a specific recommendation (each such day, three-day or indefinite period, a “Blackout Period”).

For example, if the earnings release date for stock XYZ is on a Friday, the stock may not be traded the preceding Wednesday through the following Tuesday.

The establishment of Blackout Periods is intended to mitigate any conflicts of interest associated with personal securities transactions while conducting business and managing client accounts. The Compliance Team and Portfolio Manager will monitor pre-approval requests to ensure that no Covered Person changes the pattern of his/her research coverage in order to trade ahead of a Client account.

The Blackout Period does not apply to transactions in Exempted Accounts.

REVIEW OF REPORTS

The Compliance Team, or one or more other persons designated by the Compliance Team, will review each Covered Person’s Quarterly Report for compliance with the Code of Ethics and to review whether transaction patterns indicate improper trading behavior, such as:

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Trading Covered Securities without pre-clearance;

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Trading opposite of Client trades;

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Front-running (i.e., trading ahead of) Client accounts; and/or

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Investment performance that is consistently and materially better than the performance of one or more Clients.

The Compliance Team will review printed reports, exception items automatically generated by ComplySci, and quarterly reports produced by ComplySci, and will evidence such reviews accordingly.

SPECIAL TREATMENT FROM BROKER/DEALERS

Covered Persons may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker grants to accounts with similar characteristics.

ANNUAL COMPLIANCE REPORT

On an annual basis, each Covered Person is required to complete the Code of Ethics Annual Report, which consists various attestations related to the Covered Person’s compliance with this Code of Ethics.

VIOLATIONS OF THE PERSONAL SECURITIES TRANSACTIONS POLICY

Penalties for violating the Personal Securities Transactions Policy may include, but are not limited to: (i) warning, (ii) disgorgement of profits resulting from the transaction(s) causing such violation(s) (with such profits being donated to a charitable or non-profit organization), (iii) personal trading suspension, and/or (iv) suspension or termination of employment with Portolan.

EXCEPTIONS TO THE POLICY

Any exceptions to the Personal Securities Transactions Policy granted to Covered Persons must be pre-approved and documented by the Compliance Team.

This Personal Securities Transactions Policy was last updated as of May 2018.

III. INSIDER TRADING POLICY BACKGROUND

Under Section 204A of the Investment Advisers Act, investment advisers are required to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information (“MNPI”) by such investment adviser or any person associated with such investment adviser, in violation of the Advisers Act or the Exchange Act of 1934, or the rules or regulations thereunder.

Since “insider trading” is not a defined term with a specific meaning, and the scope of prohibitions on insider trading change from time to time (particularly when courts and the SEC render new decisions in insider trading cases), it may be difficult to determine if a given action might constitute a violation of the insider trading laws.

The discussion below outlines the elements of insider trading. Penalties for insider trading can be severe for both the persons involved and their employers (e.g., imprisonment, termination of employment and/or fines).

Covered Persons with questions about how this policy applies in a given situation should consult the Compliance Team and, in turn, the Compliance Team may consult with counsel to determine how the Insider Trading Policy might apply.

This Insider Trading Policy may apply in situations also addressed by other Portolan policies. Therefore, this Policy should be read in conjunction with all of Portolan’s policies, including policies that apply to personal securities transactions.

WHAT IS INSIDER TRADING?

In general, “insider trading” refers to buying or selling a security while the buyer or seller possesses MNPI about the issuer of the security (or the market for the security). In most cases, insider trading violations involve publicly traded stock of corporations. However, trading in options on common stock or, in certain circumstances, other derivative securities such as contracts, options or swaps with respect to commodities, could constitute an insider trading violation with respect to the underlying stock. Insider trading includes:

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Trading by an “insider” (e.g., an officer, director or employee of an issuer) while in possession of MNPI about the issuer (e.g., knowledge of an expected significant investment in the company that has not been publicly disclosed); or

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Trading by a “non-insider” while in possession of MNPI, where: (i) an insider disclosed the MNPI to the non-insider in violation of the insider’s duty to keep it confidential; or

(ii) the non-insider misappropriated the MNPI (e.g., through electronic theft).

Examples of insider trading might involve:

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An investment firm causing an investment fund that it manages to buy a company’s stock when a firm employee possesses MNPI about the company (e.g., knowledge that an unrelated third party is about to make a tender offer for the stock);

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An employee buying (or selling) a company’s stock for his/her personal account while in possession of MNPI that the employee learned while performing his/her employment duties;

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A person trading based upon MNPI related to the market for the security (instead of the security itself); for example, a person could be liable for trading based upon a forthcoming newspaper column that is expected to affect the market price of a security; and

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A person trading while in possession of MNPI that is subject to a non-disclosure obligation, such as information disclosed in an attorney-client or doctor-patient relationship.

As noted above, insider trading liability can arise while the applicable person or organization trades while in possession of MNPI (i.e., even if, in fact, trading did not occur based upon the MNPI).

WHAT IS MATERIAL NONPUBLIC INFORMATION?

Determining whether information is “material” for insider trading purposes is a fact-specific analysis. In general, information is considered “material” if it is likely that a reasonable investor would consider it important in making his or her investment decision. As a practical matter, regulators investigating possible insider trading violations generally determine materiality after the applicable trading has occurred (i.e., with the benefit of hindsight). Given this context, unless otherwise determined by the CCO, Portolan considers all non-public information regarding securities or markets as “material,” absent evidence to the contrary.

Information is non-public until it has been effectively disclosed to the marketplace (as shown by objective facts evidencing the disclosure). For example, information in public SEC filings or an Associated Press release over the web, or disclosed by other means reasonably designed to provide broad public access, would be considered publicly disclosed. However, even after such disclosure has been made, before a person can trade, the market must also have adequate time to digest the disclosed information. For purposes of this Insider Trading Policy, unless otherwise determined by the Compliance Team (who may shorten or extend the applicable period as appropriate), information will be considered “publicly disclosed” upon the close of the trading on the second full trading day following the public release of the information. If there is any question as to whether certain information has been sufficiently “publicly disclosed,” please contact the Compliance Team.

The following are examples of MNPI:

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Knowledge about substantial buy and sell decisions for Portolan’s Clients. If an employee knows that a Fund is about to sell a significant sized block of securities, that employee possesses MNPI as to those securities and would not be permitted to sell those securities for his/her personal account until after the Fund’s sales have occurred.

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Prior to publication, knowledge of a research analyst’s reports containing a material ratings change

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Knowledge of an upcoming merger or acquisition

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Knowledge of large shareholder sale in advance of reporting

PROCEDURES WITH RESPECT TO MNPI

In an organization such as Portolan, where access to investment-related information is generally not restricted to certain employees, the entire organization (and each of its employees) may be presumed to be in possession of MNPI, even when the MNPI is known only to certain employees. As a result, Portolan (and its employees) may be prohibited from entering into transactions in a security where only a single employee possesses MNPI about the security or the issuer. This presumption may be rebutted through the use of “information barriers,” limiting access to MNPI to employees that have a need to know the applicable information (thereby allowing employees without such access to continue transacting in the applicable securities without being “tainted” with the possession of MNPI). However, it may not be practical (or possible) for Portolan to establish information barriers each time any employee comes into possession of MNPI. Therefore, to the extent possible, before receiving information that may be MNPI, each employee must follow the procedures set forth below.

If at any time any employee believes he or she may be in possession of MNPI, or has questions, he or she should act in accordance with each of the following procedures:

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Immediately inform the Compliance Team that such Employee may be in possession of MNPI.

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Do not enter into any transactions involving the applicable securities (e.g., purchases, sales, or derivative transactions of any kind) on behalf of himself/herself or others, including the Funds or other Clients.

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Do not communicate the information internally or externally to Portolan, other than to the Compliance Team.

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Exercise care so that the information is secure. For example, paper files containing the information should be sealed and access to computer files containing the information should be restricted.

After the Compliance Team has reviewed the matter it will instruct the applicable employee how to proceed (e.g., to continue acting in accordance with the preceding procedures or to proceed with transactions based upon the information). Such review and instructions may be carried-out and communicated through the Compliance System.

PRE-AUTHORIZATION BEFORE ELECTING TO RECEIVE MNPI

Before providing MNPI, brokers and other third parties will often ask potential recipients if they wish to receive the MNPI that is available (which may be conditioned on signing a confidentiality or non-disclosure agreement). Receiving MNPI in this context is sometimes referred to as being “brought over the wall.” Before any employee agrees to receive MNPI or signs such a confidentiality or non-disclosure agreement, he or she must request authorization to receive the MNPI from the Compliance Team. It may or may not be in the best interests of Portolan’s Clients for any Covered Person to receive MNPI in a given instance, particularly where receipt of the MNPI could preclude trading in a given security in a Clients accounts (including, for example, to cover a short position).

The securities of issuers for which an employee received MNPI will be restricted from firm- wide trading and personal trading, as appropriate.

PENALTIES FOR INSIDER TRADING

Penalties for trading based on MNPI or communicating MNPI can be severe, both for the individuals involved and their employers. In addition to any sanctions that Portolan might impose (including termination of employment), an individual can be imprisoned, fined or forced to forfeit profits (even if he or she does not personally benefit from the violation). Employers can be subject to severe fines and other penalties.

This Insider Trading Policy was last updated as of September 1, 2016 (last reviewed May 2018).

IV. CONFIDENTIALITY OF CLIENT INFORMATION

Employees are not permitted to share confidential or nonpublic information about Portolan’s clients other than with Portolan employees or third-party individuals who require the information in order to process a transaction or otherwise provide services to the client (e.g., an account custodian), or as required by law (e.g., to fulfill a regulatory or legal requirement).

V. GIFTS AND ENTERTAINMENT POLICY BACKGROUND

Giving or receiving gifts and gratuities in a business setting may give rise to the appearance of impropriety or raise potential conflicts of interest. The purpose of this Gifts and Entertainment Policy is to clearly set forth the internal principles established by Portolan regarding the giving or receiving of gifts, gratuities, and business entertainment. Covered Persons are also reminded that Portolan’s Policy on Political Contributions may apply to gifts, donations, and entertainment involving or in any way relating to certain Local Governmental Entities and Officials, and it should also be read carefully and in conjunction with this Policy.

POLICY

As a general rule, while each Covered Person may give or receive nominal gifts or occasional, normal and customary meals and/or business entertainment, such gifts and entertainment shall not be so lavish, excessive, frequent or inappropriate to give the appearance of being designed to influence a third party doing business with Portolan (e.g., investors, clients, brokers, vendors, clients, portfolio company personnel). Gifts or business entertainment given or received must have a clear business benefit to Portolan, and are not acceptable if an independent third party might think that the Covered Person or gift recipient could be influenced in conducting business. For purposes of this Gifts and Entertainment Policy, “nominal” shall mean gifts having a value less than $100.

The use of Portolan’s name is prohibited when making personal charitable donations or contributions. Further, any charitable donation or contributions to be made on behalf of Portolan must be precleared by the Compliance Team.

Covered Persons are prohibited from giving gifts (including cash) and/or business entertainment to non-U.S. government officials.

PROCEDURES

Covered Persons’ Receipt of Gifts:

Covered Persons may accept gifts of nominal value (i.e., not in excess of a face value of

$100 per third party, per year) and may accept purely personal gifts (unrelated to Portolan’s business) that are paid for by the gift giver (not the giver’s employer) and are between  close  friends  or  family  members  (e.g.,  gifts  that  are  related  to  commonly recognized personal events, such as birthdays, promotions, weddings or retirement). Other gifts, including dollar value discounts, coupons, or percentage discounts are not acceptable.

Questions regarding the appropriateness of a gift should be directed to the Compliance Team prior to accepting any such gift. Covered Persons must promptly report to Compliance the receipt of any gift with a face value of over $20. Gifts valued at or below

$20 (“de minimis” gifts) are not required to be reported to Compliance; however, Covered Persons are encouraged to report receipt of all gifts.

Gifts are subject to an annual maximum of $100 per person, per third party. For example, during the calendar year if Broker A gifts to an employee a bottle of wine valued at $60, and a tote bag valued at $40, the employee would not be permitted to accept additional non-de minimis gifts from Broker A for the remainder of the calendar year.

Covered Persons’ Receipt of Business Meals and Entertainment:

Covered Persons may only accept reasonable business meals and entertainment. Questions as to reasonableness should be directed to the Compliance Team in advance of participating in business meals or entertainment (and, in certain circumstances, Covered Persons may pay for all or a portion of an event with the consent of the Compliance Team so that the total benefit received by the Covered Person remains “reasonable”). The following are guidelines regarding acceptable business meals and entertainment:

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normal, customary and occasional business meals or entertainment where the person providing the entertainment is present (a good test is whether Portolan would consider such an expense reasonable, if not paid for by a third party, and a good rule of thumb is whether a Covered Person can eat, drink or enjoy the entertainment as part of a single meeting); and

•

entertainment, such as tickets to sporting events, golf fees, or ski lift tickets, will be evaluated based on the published ticket price (again, in all cases both the gift giver and the recipient must be present at the event).

Covered Persons must report all business meals and entertainment to the Compliance Team promptly after attendance. Business meals and entertainment are subject to an annual maximum amount of $500 per person, per third party (the cost of local transportation does not count towards the limit, provided that the mode of transportation is reasonable). If the estimated cost of the business entertainment is expected to be greater or equal to $100, the Covered Person must request pre-approval to attend. If the estimated cost is unknown but expected to be less than $100 (e.g., a meal at a restaurant), Covered Persons are encouraged to pre-clear the business entertainment; however, attendance that was not pre-approved will not be considered in violation of this Policy if the value of the business entertainment exceeds $100 but the Covered Person, in good faith, did not expect that it would.

Investor Conferences, Seminars, Training & Broker, Education or Vendor Sponsored Events. Portolan may from time to time send Covered Persons to industry or trade association meetings,

educational seminars or training or other events (each an “Event”) sponsored by a third party having business dealings with Portolan, such as an investor or vendor. Any travel and lodging related to the Event should be paid for by Portolan, subject to Portolan’s travel and expenses guidelines. Meals and entertainment of reasonable value may be paid for by the sponsor of the Event, provided that the meals occur during the Event and are hosted by the sponsor of the Event. A good test is whether Portolan would consider such an expense reasonable, if not paid for by a third party.  Other meals and entertainment are governed by the provisions above.

Spouses and Guests. Covered Persons are expected to pay for any additional expenses related to such Covered Person’s spouse or guests.

Business Gifts, Meals or Entertainment Provided by Portolan for Third Parties. The same guidelines for gifts and meetings/Events set forth above, apply to gifts, entertainment, seminars and meetings/Events given or hosted by Portolan for third parties (provided that exceptions may be made for special Portolan-sponsored events with the express prior approval of the Compliance Team). As noted above, Covered Persons must also refer to Portolan’s Political Contributions Policy, as applicable.

Approval and Reporting Procedures. Covered Persons must consult with the Compliance Team if there is any question whether gifts or entertainment need to be pre-cleared and/or reported in compliance with this Gifts and Entertainment Policy. Covered Persons should report their gifts and entertainment through the ComplySci and must provide a description of the gift or entertainment, the approximate dollar value, the date received or given, and the giver or recipient. On a quarterly basis, all Covered Persons must certify via ComplySci that any gifts or business entertainment given or received by each Covered Person has been reported to the Compliance Team in accordance with this Policy.

Monitoring. The Compliance Team may request additional information about any gift, entertainment or event, which Covered Persons shall promptly provide.

This Gifts and Entertainment Policy was last updated as of September 1, 2016 (last reviewed May 2018).

VI. POLITICAL CONTRIBUTIONS POLICY BACKGROUND

Rule 206(4)-5 was adopted by the SEC in 2010 to address “pay-to-play” practices under which payments by investment advisers to government officials are perceived to improperly influence the award of government investment business.

Portolan understands that certain of its Covered Persons may, from time to time, engage in political, civil and/or charitable endeavors and supports its Covered Persons’ right to engage in such endeavors and views such as private and personal in nature. There are, however, certain federal, state, local, and foreign laws, rules, regulations, policies and best practices that apply to the giving of gifts and the making of political contributions to (and the solicitation of the same on behalf of) governmental and/or political officials (the “Applicable Rules”), including, but not limited to:

•

limitations on contributions to any particular political candidate and who can make contributions;

•

laws or policies that limit or prohibit political contributions by companies (and their employees) that have contracts with the state, including contracts for investment advisory services;

•

internal policies and procedures adopted by investment committees and other governing bodies of many government pension plans regarding political contributions by fund managers and their employees; and

•

federal securities rules that limit an adviser’s ability to receive management fees or other compensation from government pension plan investors that are controlled or influenced by public officials to whom that manager’s employees have made political contributions.

Employees must also refer to Portolan’s Gifts and Entertainment Policy for additional relevant policies and procedures.

PURPOSE

The purpose of the Political Contributions Policy is to clearly establish Portolan’s policies regarding political contributions made within the United States by Portolan and each of its Covered Persons. Portolan’s policies were designed to ensure compliance with Rule 206(4)-5 (and to avoid political contributions that could result in any restrictions or limitations on Portolan’s ability to solicit public pension plans) and other applicable provisions of the federal, state and local law and regulation, to promote transparent and fair dealings with all of the Portolan’s Clients and the Funds’ investors, and to avoid the appearance of impropriety in connection with political contributions.

POLICY AND PROCEDURES

Restrictions on Political Contributions

No Covered Person (or any political action committee that he or she controls) shall, without the prior approval of Portolan’s Compliance Team:

1.

Make or offer to make Payments of any kind directly or indirectly to, or to anyone affiliated in any way with, Clients, the Funds’ investors or prospective clients or investors;

2.

Make a Contribution to an Official of a Local Government Entity. (It is anticipated that the Compliance Team will generally approve a Contribution to an Official of a Local Government Entity (other than any candidate running for governor or state treasurer, or any current governor or treasurer who may be running for some other political office) not in excess of (i) $350 per Official per election or (ii) $150 per Official per election if the Covered Person is not entitled to vote at the time of the Contribution.);

3.

Provide or agree to provide, directly or indirectly, Payment to any person to solicit a Local Government Entity for advisory services on behalf of Portolan;

4.

Coordinate, or solicit any person or political action committee to make, any (i) Contribution to an Official of a Local Government Entity or (ii) Payment to a political party of a State or locality;

5.

Make any Payment to a political action committee, political party or any other person to the extent that such Covered Person has reason to believe that such Payment will be used by such political action committee, political party or other person in a manner that would be an impermissible Contribution to one or more Officials under Item 2 above if made directly by such Covered Person to such Official(s), or otherwise do anything indirectly which, if done directly, would result in a violation of Item 2, 3 or 4 above;

6.

Use Portolan’s name, facilities or property in connection with any of the activities described above.

Subject to applicable election laws, Contributions may be made to candidates, parties and committees for U.S. federal offices (e.g., President, Congress and Senate), provided that none of the recipients of such Contributions is an Official of a Local Government Entity.

Covered Persons are prohibited from making payments to non-U.S. government officials to assist in obtaining or retaining business.

As a general rule, Portolan does not, and does not intend to, make Payments or Contributions. If Portolan were to make a Payment or Contribution, such Payment or Contribution would comply with applicable rules and laws and be pre-approved by Portolan’s Compliance Team.

Two-Year “Time Out” for Contributions

Rule 206(4)-5 generally prohibits an adviser from receiving compensation for providing advice to a government entity within two years after a contribution to an official of the government entity has been made by the adviser or by any of its Covered Persons.

Approval and Reporting Procedures

On a quarterly basis, each Covered Person is required to certify to Compliance that he/she has reported all political contributions during the preceding quarter to the Compliance Team, as applicable.

Monitoring

The Compliance Team will monitor compliance with this Political Contributions Policy and maintain records of all Contributions. In addition, the Compliance Team may request information about any gift, entertainment or Event (as defined in Portolan’s Gift and Entertainment Policy), which Covered Persons shall promptly provide. Covered Persons who violate this Political Contributions Policy may be subject to sanctions, including, but not limited to, suspension or fine.

This Political Contributions Policy was last updated as of September 1, 2016 (last reviewed May 2018).

VII. OUTSIDE BUSINESS ACTIVITIES

Portolan discourages its Covered Persons from holding a second job, but outside part-time employment may be allowed in some cases. Portolan does not allow a Covered Person to engage in outside employment that (a) interferes with his/her responsibilities at Portolan; (b) adversely affects the quality of his/her work for Portolan; (c) competes with Portolan; (d) requires the use of Portolan’s resources or facilities; (e) affirms or implies that Portolan endorses or sponsors the outside interest; (f) could damage Portolan’s reputation; or (g) creates an actual, potential or perceived conflict of interest.

Covered Persons must obtain prior written authorization from the Compliance Team before accepting outside employment. Compensation received outside of Portolan employment must be reported annually (or more frequently, as applicable), including compensation for serving as a director of another company. In the scope of external employment, Covered Persons may not discuss Portolan business, such as the identity of Clients or holdings of Clients.

In cases where a Covered Person volunteers, the use of Portolan’s name cannot be used in any way as to create the appearance that Portolan supports the charity or organization. Use of Portolan’s name for any charity or volunteer work must be pre-approved by the Compliance Team.

Approval and Reporting Procedures

On a quarterly basis, each Covered Person is required to certify to Compliance that he/she has reported all outside business activities during the preceding quarter to the Compliance Team, as applicable.

This Outside Business Activities Policy was last updated as of May 2018.

VIII. CHARITABLE CONTRIBUTIONS

Covered Persons may not use Portolan’s name in connection with personal charitable contributions. Covered Persons may not make charitable contributions on behalf of Portolan without pre-approval of the Compliance Team.

This Charitable Contributions Policy was last updated as of September 1, 2016 (last reviewed May 2018).

IX. WHISTLEBLOWER PROGRAM BACKGROUND

Section 922 of the Dodd-Frank Act established a whistleblower program at the SEC that offers rewards to all qualified “whistleblowers” who voluntarily provide original information to the SEC that leads to the successful enforcement of an action or related action in any judicial or administrative action brought by the SEC under the federal securities laws that results in monetary sanctions of more than $1 million. The whistleblower is entitled to between 10% and 30% of collected monetary sanctions. The Dodd-Frank Act also expanded existing protections for whistleblowers by providing to whistleblowers who report to the SEC a private right of action against employers that retaliate against the employee. The private right of action provides for double back-pay (plus reinstatement, attorneys’ fees, litigation costs, and expert witness fees) and a statute of limitations of 6 years from the date of the violation or 3 years after employee should reasonably have known of the violation. The Dodd-Frank Act also prohibits any form of retaliation by an employer against a whistleblower because of any lawful act done by the whistleblower in providing information to the SEC in accordance with the statute.

Although the whistleblower statutory provisions and related rules have been adopted under the Securities Exchange Act of 1934, the whistleblower rules apply broadly to all possible federal securities laws violations.

Whistleblower Reward Program. The SEC’s whistleblower rules provide several important definitions that underscore the scope of the rules.

A “whistleblower” is an individual who, alone or jointly with others, provides the SEC with “original information” relating to a possible violation of the federal securities laws that has occurred, is ongoing, or is about to occur. Certain individuals generally are excluded from being whistleblowers. For example, individuals with an existing legal or contractual duty to report information to the SEC are excluded as are persons who receive information through a communication subject to the attorney-client privilege, if the information was obtained in connection with the legal representation of a client, or if the information was obtained by someone because they are an officer, director, trustee, or partner of a company and another person informed them of allegations of misconduct, or they learned the information in connection with the entity’s processes for identifying, reporting, and addressing possible violations of law. Although compliance personnel generally cannot be considered for whistleblower awards, there are specific circumstances in which compliance personnel may become whistleblowers. In addition, individuals who are criminally convicted in connection with the misconduct or with obtaining the information will not be eligible for an award, thereby preventing wrongdoers from benefiting by blowing the whistle on themselves.

In order to be a whistleblower the information must be based on the whistleblower’s independent knowledge or independent analysis, and must not be already known to SEC from another source (“original information”). Original information includes only that information that is provided to the SEC (or to another regulator or Congress and ultimately provided to the SEC).

A whistleblower is not required to report possible violations of law through an internal compliance process as a condition of eligibility for an award. However, if the individual offers information to a company and within 120 days provides the same information to the SEC, that whistleblower will be deemed to have reported such information to the SEC on the date on which it was reported to the company. The result is the information will still be considered “original.”

The SEC’s rules prohibit any person from taking any action to impede an individual from communicating directly with the SEC staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement with respect to such communications (“anti-retaliation protections”). In addition, the SEC’s rules authorize the SEC staff to communicate directly with whistleblowers who are directors, officers, members, agents, or employees of a company even if the individual has counsel, without first seeking consent of the company’s counsel.

As a result of the SEC’s whistleblower reward and retaliation program, investment advisers have a strong risk-mitigating incentive to quickly investigate reports of potential federal securities laws violations while also ensuring compliance with the anti-retaliation protections (which apply irrespective of whether the whistleblower is entitled to an award).

POLICY AND PROCEDURES

Portolan’s Code of Ethics requires directors, officers, and employees to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. Employees must practice honesty and integrity in fulfilling their responsibilities and comply with all applicable laws and regulations.

Furthermore, Portolan is committed to complying with all applicable Securities Laws, accounting standards, accounting controls and audit practices. Nothing in Portolan’s Code of Ethics or other policies and procedure or in any confidentiality, employment, separation agreement or other document or communication from Portolan limits any employee’s or former employee’s (i) ability to file a charge or complaint with the SEC, the EEOC, the NLRB, OSHA or any other government agency; (ii) ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by a government agency, including by providing documents or other information, without notice to Portolan, or; (iii) right to receive an award for information provided to any government agency

Any employee of Portolan may submit a good faith complaint regarding violations of the Advisers Act, accounting or auditing matters or any other applicable law to the management of Portolan without fear of dismissal or retaliation of any kind for making the good faith complaint. Portolan is committed to fostering a workplace conducive to the open communication of any concerns regarding unethical, fraudulent or illegal activities. Feedback from employees on matters related to their employment or Portolan’s operations including its financial statements, accounting, internal accounting controls or auditing matters is greatly appreciated and helps build a stronger organization.

The policies and procedures below address:

•

The submission, receipt, retention and treatment of concerns regarding questionable accounting, internal controls, auditing matters, disclosure or fraudulent business practices as well as any violations of the Advisers Act or other Securities Laws.

•

Protection from retaliation when reporting legitimate concerns and guidance for providing a means to make reports in a confidential and anonymous manner.

Reporting Responsibility. Each director, officer and employee of Portolan has an obligation to report questionable or improper accounting, internal controls, auditing matters, disclosure, or fraudulent business practices, and violations or suspected violations of the Advisers Act or other Securities Laws (hereinafter, collectively referred to as “Concerns”).

No Retaliation. No director, officer, or employee who, in good faith, reports a Concern shall be subject to retaliation or adverse employment consequences.

Reporting Concerns: Whistleblowers are not required to report Concerns through internal compliance processes. Portolan encourages employees to first discuss the Concern with their immediate supervisor, if reasonably practicable, or directly to the CCO, if the whistleblower is comfortable doing so.

Handling of Reported Violations: Portolan’s CCO is responsible for investigating and ensuring resolution of all reported Concerns, with the exception of Concerns or complaints regarding corporate accounting practices, internal controls or auditing, which shall be addressed by the CFO. The CCO or CFO may delegate, either to an officer of Portolan or appropriate outside professional advisors, the actual conduct of the investigation into the Concern, subject to his or her overall supervision. The CCO (or other person conducting the investigation) has the authority to utilize all resources reasonably available to him or her to assist in such investigation. With the approval of the CCO or CFO, outside legal, accounting and other professional advisors or consultants may also be used in connection with any such investigation.

After completing the review and investigation, the CCO will report the findings of the review and investigation, including any recommendations or determinations, to Managing Director, if appropriate, except for those relating to Concerns or complaints regarding corporate accounting practices, internal controls or auditing. Upon receipt of such report, the Managing Director may, among other things, determine that corrective action is appropriate, that further review is required, or that the reported Concern is not founded.

All reports will be promptly investigated and appropriate corrective action will be recommended to the Managing Director, if warranted by the investigation.

The CCO/CFO has the authority to retain outside legal counsel, accountants, private investigators or any other resource deemed necessary to conduct a full and complete investigation of the allegations.

Acting in Good Faith. Anyone reporting a Concern must act in good faith and have reasonable grounds for believing the information disclosed indicates an improper or fraudulent practice, or a violation of the Advisers Act or other Securities Laws.

Confidentiality. Reports of Concerns, and investigations pertaining thereto, shall be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation. Disclosure of reports of Concerns to individuals not involved in the investigation will be viewed as a serious disciplinary offense.

Compliance and Disciplinary Action. Portolan may take disciplinary action against any officer or employee who willfully violates or circumvents this policy.

Disciplinary action may be taken against:

•

Any officer or employee who directs, authorizes or participates (directly or indirectly) in conduct that violates this policy;

•

Any officer or employee who knowingly fails to report suspected improper activity as described in this policy:

•

Any officer or employee who knowingly fails to report a violation or knowingly withholds relevant and material information concerning a violation or this policy;

•

A violator’s supervisor(s), to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence; or

•

Any officer or employee who attempts to retaliate, directly or indirectly, or encourages others to do so, against anyone who reports a Concern, suspected improper activity, or a violation of this policy.

Disciplinary action may include reprimand, demotion, suspension, termination, referral for criminal prosecution, and reimbursement to Portolan, a Client or the government for any losses or damages.

This Document is Not a Contract. This policy does not constitute a contract of any kind, nor does it limit Portolan’s right to take disciplinary action in other circumstances. Employment at Portolan is “at will” and may be terminated at any time by Portolan or the employee, with or without any previous notice, unless a formal written agreement between Portolan and the employee provides otherwise.

Reporting and Retention of Complaints and Investigations. The CCO will periodically report to the Managing Director on the status of all pending reported Concerns, if appropriate.

The CCO will maintain all documentation with respect to reported Concerns and the investigation thereof for a minimum of five years from the end of the fiscal year during which the record or the last entry on the record was made, the first two years in an appropriate office of Portolan or as otherwise appropriate.

Last updated September 1, 2016 (last reviewed May 2018).

X. TRAINING

Portolan will conduct annual employee training meetings for all personnel regarding the Firm’s Code of Ethics Policies. Such training will review applicable laws, new or upcoming regulations, and recent industry trends relating Portolan’s business. Attendance at these meetings is mandatory for all personnel and session and attendance records will be retained for a five-year period.

XI. VIOLATIONS AND ENFORCEMENT

Any violation of this Code of Ethics may result in serious sanctions by Portolan and sanctions imposed by law. Such sanctions by Portolan may include, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or any combination of the foregoing. No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself.

Any Covered Person aware of a violation or a potential violation of this Code of Ethics, of other internal policies, of securities laws or other laws pertaining to Portolan’s business should promptly notify the Compliance Team. If a Covered Person does not receive a reasonably prompt and satisfactory response from the Compliance Team (or if a Covered Person is reporting a violation or suspected violation by the Compliance Team), such Covered Person must report the violation or suspected violation to the Managing Director.

Last updated as of September 1, 2016 (last reviewed May 2018).

XII. ACKNOWLEDGEMENT

It is important that each Covered Person support Portolan’s values and business practices by understanding and adhering to this Code of Ethics. Portolan will provide a copy of this Code of Ethics, along with any amendments hereto, to all Covered Persons subject to this Code of Ethics. Each Covered Person shall be required to acknowledge annually that such Covered Person has (1) received, read and understands the Code of Ethics, (2) adhered to the Code of Ethics during the calendar year just ended, (3) agrees to continue to adhere to the Code of Ethics and (4) promptly disclosed, reported or caused to be reported to the CCO any and all violations or suspected violations of the Code of Ethics (by such Covered Person or any other person) that were known to such Covered Person and will promptly disclose, report, or cause to be reported to the CCO any and all such violations or suspected violations in the future.

Last updated as of May 2018.

I acknowledge that I have read and understand Code of Ethics.

Print Name

Signature

Date

XIII. DEFINITIONS

For purposes of this Code of Ethics, the following terms shall have the following meanings:

“Access Person,” under Rule 204A-1 of the Advisers Act, includes any Supervised Person who has access to nonpublic Client information regarding purchase or sale of securities or portfolio holdings, or is involved in making, or has access to, nonpublic securities recommendations to Clients. In addition, the definition of “Access Person” under Rule 17j-1 of the Investment Company Act includes the defined term “advisory person” which covers, among other things, any director, officer or employee of the Funds or Portolan “who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such persons or sales.” For purposes of this Code, the term Access Person means and includes any “advisory person” as defined by Rule 17j-1.

“Actively Considered Security” means any security that Portolan is actively considering acquiring or selling on behalf any Fund or Client. For the avoidance of doubt, any security that is the subject of a Portolan internal research note will be considered an Actively Considered Security for at least four (4) calendar days following the date of such note.

“Advisers Act” means the Investment Advisers Act of 1940. “CCO” means the Chief Compliance Officer of Portolan.

“Client” means each Fund and each other person to which Portolan provides investment advisory services.

“Code” means Portolan’s Code of Ethics.

“Compliance System” means the electronic personal securities transaction and compliance system acquired by from a third party vendor and operated and maintained by Portolan, as in effect from time to time.

“Compliance Team” means the CCO, the Compliance Manager, the Vice President of Compliance and Legal, and any designee of the CCO.

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office;

(ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Account,” means an account over which neither the Covered Person nor any Related Person of the Covered Person has no direct or indirect influence or control. This means that 100% of the discretion over all securities trading and investment decisions in the account has been delegated to a third party intermediary (broker, investment adviser, bank, trust or other custodian) that manages the account on behalf of the Covered Person or Related Person and the Covered Person  or Related Person is not able to suggest or recommend (even indirectly) any investments or transactions for the account. Note that a traditional “managed account” or “discretionary account” typically would not satisfy this condition if the owner of such account retained any ability to direct or influence any trade or transaction in the account, whether express or implied.

“Fund” means each comingled investment vehicle sponsored and advised by Portolan, including, but not limited to, Portolan Pilot Fund, LP, Portolan Pilot Master Fund, Ltd., Portolan Equity Fund, LP and Portolan Equity Offshore Fund, Ltd., and includes each registered investment company sub-advised by Portolan.

“Immediate Family” means a person related by blood or marriage (including a domestic partner) who resides in the same household. A person adopted into a family is considered a relative on the same basis as a natural born family member.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means any offering of securities that is registered under the Securities Act where, immediately before registering the offering, the issuer of such securities was not subject to the reporting requirements of Section 13 or 15 of the Exchange Act (i.e., was not a “reporting company” required to file 10-Ks and 10-Qs with the SEC. Please note that IPOs would not include follow-on (or “secondary”) offerings of issuers that already have an existing class of publicly traded securities at the time of the follow-on offering.

“Limited Offering” means any offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or 4(6) of the Securities Act or Regulation D thereunder. Limited Offerings include “private placements” of securities through broker-dealers and directly from issuers, and may include opportunities to invest in a restaurant, local business or other venture that is a security but might not normally be considered in the same context as traditional securities offerings; they may also include offerings of non-U.S. securities. Another specific example is that offerings of private fund interests or syndications (venture capital funds, real estate funds or syndications, hedge funds etc.) typically are private offerings of securities that are not registered under the Securities Act; therefore, Covered Persons will normally need to obtain the Compliance Team’s prior approval before investing in private funds through any Covered Account or Exempted Account.

“Local Government Entity” means any state or political subdivision of a state (e.g. township, city, county), including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Local Government Entity.

“Portolan” means Portolan Capital Management, LLC.

“Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

“Portfolio Manager” means Portolan’s portfolio manager, George McCabe.

“Recently Traded Securities” means any securities that have been purchased or sold by Portolan on behalf any Fund or Client within the previous three (3) business days.

“Related Person,” in respect of any Covered Person, means: (i) such Covered Person’s immediate family who are living in such Covered Person’s household (or who are financially dependent upon such Covered Person); (ii) any trust, partnership or other entity over which such Covered Person has direct or indirect control; (iii) corporations in which such Covered Person is a 10% or greater stockholder; and (iv) partnerships (and similar entities) of which such Covered Person is a partner/member (unless such Covered Person has no direct or indirect control over the partnership/entity).

“Restricted Securities” means (i) Recently Traded Securities (ii) Actively Considered Securities and (iii) securities not tradable due to the receipt or potential receipt of MNPI concerning the security, issuer or market.

“SEC” means the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means each of the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of those statutes, portions of the Bank Secrecy Act, and any rules adopted under those statutes by the Commission or the Department of the Treasury. If you having any doubt as to whether a given action would violate any law (regardless of whether the law is a “Securities Law” under this definition), you are required to consult the Compliance Team.

“Supervised Person” means each employee of Portolan and other person who provides investment advice on behalf of Portolan who are subject to the supervision and control of Portolan.